Exhibit 99.3
Management ’s Discussion and Analysis of Financial Condition and Results of Operations (adjusted to reflect the retrospective application of FSP APB 14-1)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
Overview
     Lions Gate Entertainment Corp. (“Lionsgate,” the “Company,” “we,” “us” or “our”) is the leading next generation studio with a diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content.
     We have released approximately 18 to 20 motion pictures theatrically per year for the last three years, which include films we develop and produce in-house, as well as films that we acquire from third parties. In fiscal 2010, we intend to release approximately 10 to 12 motion pictures theatrically. Additionally, we have produced approximately 69 hours of television programming on average for the last three years, primarily prime time television series for the cable and broadcast networks. In fiscal 2010, we intend to produce approximately 70 hours of television programming.
     We currently distribute our library of approximately 8,000 motion picture titles and approximately 4,000 television episodes and programs directly to retailers, video rental stores, and pay and free television channels in the United States (the “U.S.”), Canada, the United Kingdom (the “UK”) and Ireland, through various digital media platforms, and indirectly to other international markets through our subsidiaries and various third parties. We also plan to distribute our library through our newest platforms, TV Guide Network and TV Guide Online.
     In order to maximize our profit, we attempt to maintain a disciplined approach to acquisition, production and distribution of projects by balancing our financial risks against the probability of commercial success for each project. A key element of this strategy is to invest in or acquire individual properties, including films and television programs, libraries, and entertainment studios and companies, which enhance our competitive position in the industry, generate significant long-term returns and build a diversified foundation for future growth. As part of this strategy, we have acquired, integrated and/or consolidated into our business the following:
•	TV Guide Network, one of the 30 most widely distributed general entertainment cable networks in the U.S., including TV Guide Network On Demand and TV Guide Online (www.tvguide.com), a leading online navigational tool and provider of television listings and video and other entertainment content (acquired in February 2009 and an interest sold in May 2009);

•	Mandate Pictures, LLC (“Mandate Pictures”), a worldwide independent film producer, financier and distributor (acquired in September 2007);

•	Maple Pictures Corp. (“Maple Pictures”), a Canadian film, television and home video distributor (effective July 2007);

•	Debmar-Mercury, LLC (“Debmar-Mercury”), a leading independent syndicator of film and television packages (acquired in July 2006);

•	Redbus Film Distribution Ltd. and Redbus Pictures (collectively, “Redbus” and currently, Lions Gate UK Ltd. (“Lionsgate UK”)), an independent UK film distributor, which provides us the ability to self-distribute our motion pictures in the UK and Ireland and included the acquisition of the Redbus library of approximately 130 films (acquired in October 2005);

•	Certain of the film assets and accounts receivable of Modern Entertainment, Ltd., a licensor of film rights to DVD distributors, broadcasters and cable networks (acquired in August 2005);

•	Artisan Entertainment, Inc. (“Artisan Entertainment”), a diversified motion picture, family and home entertainment company (acquired in December 2003); and

•	Trimark Holdings, Inc., a worldwide distributor of entertainment content (acquired in October 2000).

     As part of this strategy, we also have acquired ownership interests in the following:
•	Horror Entertainment, LLC (“FEARnet”), a multiplatform programming and content service provider (acquired in October 2006);

•	NextPoint, Inc. (“Break.com”), an online video entertainment service provider (acquired in June 2007);

•	Roadside Attractions, LLC (“Roadside”), an independent theatrical distribution company (acquired in July 2007);

•	Elevation Sales Limited (“Elevation”), a UK based home entertainment distributor (acquired in July 2007); and

•	Studio 3 Partners LLC (“EPIX”), a joint venture entered into to create a premium television channel and subscription video-on-demand service (entered into in April 2008).
     Our revenues are derived from the following business segments:
•	Motion Pictures, which includes “Theatrical,” “Home Entertainment,” “Television,” “International,” and “Mandate Pictures.”
Theatrical revenues are derived from the theatrical release of motion pictures in the U.S. and Canada which are distributed to theatrical exhibitors on a picture by picture basis. The financial terms that we negotiate with our theatrical exhibitors generally provide that we receive a percentage of the box office results and are negotiated on a picture by picture basis.
Home Entertainment revenues consist of sale or rental of packaged media (i.e., DVD and Blu-ray) and electronic media (i.e., electronic-sell through or “EST”) of our own productions and acquired films, including theatrical releases and direct-to-video releases, to retail stores and through digital media platforms. In addition, we have revenue sharing arrangements with certain rental stores which generally provide that in exchange for a nominal or no upfront sales price we share in the rental revenues generated by each such store on a title by title basis.
Television revenues are primarily derived from the licensing of our productions and acquired films to the domestic cable, free and pay television markets.
International revenues include revenues from our international subsidiaries from the licensing and sale of our productions, acquired films, our catalog product or libraries of acquired titles and revenues from our direct distribution to international markets on a territory-by-territory basis. Our revenues are derived from the U.S., Canada, UK, Australia and other foreign countries; none of the foreign countries individually comprised greater than 10% of total revenues. See Note 17 of our accompanying consolidated financial statements.
Mandate Pictures revenues include revenues from the sales and licensing of domestic and worldwide rights of titles developed or acquired by Mandate Pictures to third-party distributors as well as certain titles sold by Mandate International, LLC, one of the Company’s international divisions, to international sub-distributors.
•	Television Production, which includes the licensing and syndication to domestic and international markets of one-hour and half-hour drama series, television movies and mini-series and non-fiction programming, and revenues from the sale of home entertainment product (i.e., packaged media and EST) consisting of television production movies or series.

•	Media Networks, which consists of TV Guide Network, one of the 30 most widely distributed general entertainment cable networks in the U.S., including TV Guide Network On Demand, and TV Guide Online (www.tvguide.com), an online navigational tool and provider of television listings and video and other entertainment content (acquired in February 2009). Media Networks includes distribution revenue from multi-system cable operators and digital broadcast satellite providers (distributors generally pay a per subscriber fee for the right to distribute programming) and advertising revenue from the sale of advertising on its television channel and related online media platforms.
     Our primary operating expenses include the following:
•	Direct Operating Expenses, which include amortization of film and television production or acquisition costs, participation and residual expenses and provision for doubtful accounts. Participation costs represent contingent consideration payable based on the performance of the film to parties associated with the film, including producers, writers, directors or actors, etc. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild, Directors Guild of America, and Writers Guild of America, based on the performance of the film in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

•	Distribution and Marketing Expenses, which primarily include the costs of theatrical “prints and advertising” (“P&A”) and of DVD/Blu-ray duplication and marketing. Theatrical P&A represents the costs of the theatrical prints delivered to theatrical exhibitors and advertising includes the advertising and marketing cost associated with the theatrical release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

•	General and Administration Expenses, which include salaries and other overhead.
Recent Developments
     Theatrical Slate Participation. On May 29, 2009, Lions Gate Entertainment Inc. (“LGEI”) and Lions Gate Films, Inc. (“LGF”), both wholly-owned subsidiaries, terminated our theatrical slate participation arrangement with Pride Pictures, LLC (“Pride”), an unrelated entity. The arrangement was evidenced by, among other documents, that certain Master Covered Picture Purchase Agreement (the “Master Picture Purchase Agreement”) between LGF and LG Film Finance I, LLC (“FilmCo”) and that certain Limited Liability Company Agreement (the “FilmCo Operating Agreement”) for FilmCo by and between LGEI and Pride, each dated as of May 25, 2007 and amended on January 30, 2008. Under the arrangement, Pride contributed, in general, 50% of our production, acquisition, marketing and distribution costs of theatrical feature films and participated in a pro rata portion of the pictures’ net profits or losses similar to a co-production arrangement based on the portion of costs funded.. Amounts provided from Pride were reflected as a participation liability. In late 2008, the administrative agent for the senior lenders under Pride’s senior credit facility took the position, among others, that the senior lenders did not have an obligation to continue to fund under the senior credit facility because the conditions precedent to funding set forth in the senior credit facility could not be satisfied. The Company was not a party to the credit facility. Consequently, Pride did not purchase the pictures The Spirit, My Bloody Valentine 3-D and Madea Goes To Jail. Thereafter, on April 20, 2009, after failed attempts by us to facilitate a resolution, we gave FilmCo and Pride notice that FilmCo, through Pride’s failure to make certain capital contributions, was in default of the Master Picture Purchase Agreement. On May 5, 2009, the representative for the Pride equity and the Pride mezzanine investor responded that the required amount was fully funded and that it had no further obligations to make any additional capital contributions. Consequently, on May 29, 2009, we gave notice of termination of the Master Picture Purchase Agreement.
     Refinancing Exchange. On April 20, 2009, Lions Gate Entertainment Inc. (“LGEI”), our wholly-owned subsidiary, entered into Refinancing Exchange Agreements (the “Refinancing Exchange Agreements”) with certain existing holders of LGEI’s 3.625% convertible senior subordinated secured notes due 2025 (the “Existing Notes”). Pursuant to the terms of the Refinancing Exchange Agreements, holders of the Existing Notes exchanged approximately $66.6 million aggregate principal amount of Existing Notes for new 3.625% convertible senior subordinated secured notes due 2025 (the “New 3.625% Notes”) that were issued by LGEI in the same aggregate principal amount under a new indenture (the “Indenture”) entered into by us, as guarantor, by LGEI and by an indenture trustee thereunder. LGEI will pay interest on the New 3.625% Notes on March 15 and September 15 of each year, beginning on September 15, 2009. The New 3.625% Notes will mature on March 15, 2025. The New 3.625% Notes may be converted into our common shares at any time before maturity, redemption or repurchase. In addition, under certain circumstances upon a “change in control,” the holders of the New 3.625% Notes will be entitled to receive a make whole premium. The initial conversion rate of the New 3.625% Notes is 121.2121 common shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $8.25 per common share) subject to adjustment in certain circumstances. On or after March 15, 2015, LGEI may redeem the New 3.625% Notes, in whole or in part, at a price equal to 100% of the principal amount of the New 3.625% Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption. LGEI may be required to repurchase the New 3.625% Notes on March 15, 2015, 2018 and 2023 or upon a “designated event,” at a price equal to 100% of the principal amount of the New 3.625% Notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase. Such dates are in each case as of a date three years later than the corresponding dates in the Existing Notes. The Company has fully and unconditionally guaranteed the payment of principal and interest on the New 3.625% Notes and amounts payable upon repurchase on an unsecured senior subordinated basis. The New 3.625% Notes and related guarantee will be subordinated in right of payment to the prior payment in full of LGEI’s and our senior debt. The Existing Notes are governed by the terms of an indenture dated February 24, 2005, by and among us, LGEI and an indenture trustee thereunder.

     TV Guide Network Acquisitions. In January 2009, LGEI entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Gemstar-TV Guide International, Inc. (“Gemstar”), TV Guide Entertainment Group, Inc. (“TVGE”), its parent company, UV Corporation and Macrovision Solutions Corporation (“Macrovision”), the ultimate parent company of Gemstar, TVGE and UV Corporation, for the purchase by LGEI from UV Corporation of all of the issued and outstanding equity interests of TVGE. In connection with the transaction, Gemstar and its subsidiaries transferred, assigned and licensed to LGEI certain assets related to TV Guide Network, one of the 30 most widely distributed general entertainment cable networks in the U.S., and related assets, including TV Guide Network On Demand, and TV Guide Online (www.tvguide.com), a leading online navigational tool and provider of television listings and video and other entertainment content. The acquisition closed February 28, 2009. The Company paid approximately $241.6 million for all of the equity interest of TV Guide Network, net of an anticipated working capital adjustment, assumed a capital lease obligation of $12.1 million in liabilities and incurred approximately $1.6 million in direct transaction costs (paid to lawyers, accountants and other consultants).
     The acquisition was accounted for as a purchase, with the results of operations of TV Guide Network consolidated from February 28, 2009. Goodwill of $155.1 million represents the excess of purchase price over the preliminary estimate of fair value of the tangible and intangible assets acquired and liabilities assumed.
     Sale of TV Guide Network Interest. On May 28, 2009, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with One Equity Partners (“OEP”), the global private equity investment arm of JPMorgan Chase, pursuant to which OEP purchased 49% of the Company’s interest in TV Guide Network and TV Guide.com (collectively “TV Guide Network”) for approximately $123 million in cash. In addition, OEP reserved the option of buying another 1% of TV Guide Network under certain circumstances. The arrangement contains joint control rights, as evidenced in an Operating Agreement as well as customary transfer restrictions and exit rights. The Company acquired TV Guide Network and TVGuide.com in February 2009 for approximately $241.6 million, subject to the finalization of a working capital adjustment.
     Amended Credit Facility. In July 2008, we entered into an amended credit facility, which provides for a $340 million secured revolving credit facility, of which $30 million may be utilized by two of our wholly owned foreign subsidiaries. The amended credit facility expires July 25, 2013 and bears interest at 2.25% over the “Adjusted LIBOR” rate. At March 31, 2009, we had borrowings of $255 million (March 31, 2008 — nil) under the credit facility. The availability of funds under the credit facility is limited by a borrowing base and also reduced by outstanding letters of credit, which amounted to $46.7 million, at March 31, 2009. At March 31, 2009, there was $38.3 million available under the amended credit facility. We are required to pay a monthly commitment fee based upon 0.50% per annum on the total credit facility of $340 million less the amount drawn. This amended credit facility amends and restates our original $215 million credit facility. Obligations under the credit facility are secured by collateral (as defined in the credit agreement) granted by us and certain our subsidiaries, as well as a pledge of equity interests in certain of our subsidiaries. The amended credit facility contains a number of affirmative and negative covenants that, among other things, require us to satisfy certain financial covenants and restricts our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase our stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Under the credit facility, the Company may also be subject to an event of default upon a “change in control” (as defined in the credit facility) which, among other things, includes a person or group acquiring ownership or control in excess of 20% of our common stock.
     EPIX. In April 2008, we formed a joint venture with Viacom, its Paramount Pictures unit (“Paramount Pictures”) and MGM to create a premium television channel and subscription video-on-demand service named “EPIX.” The new venture will have access to our titles released theatrically on or after January 1, 2009. Viacom will provide operational support to the venture, including marketing and affiliate services through its MTV Networks division. Upon its expected launch in the fall of 2009, the joint venture will provide us with an additional platform to distribute our library of motion picture titles and television episodes and programs. We have invested $12.4 million as of March 31, 2009, which represents 28.57% of our proportionate share of investment in the joint venture. We have a total mandatory commitment of $31.4 million, increasing to $42.9 million if certain performance targets are achieved. We record our share of the joint venture results on a one quarter lag. As of March 31, 2009 our remaining commitment is $19.0 million.
CRITICAL ACCOUNTING POLICIES
     The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty attached to the estimate. For example, accounting for films and television programs requires us to estimate future revenue and expense amounts which, due to the inherent uncertainties involved in making such estimates, are likely to differ to some extent from actual results. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 2 to our audited consolidated financial statements.
     Generally Accepted Accounting Principles (“GAAP”). Our consolidated financial statements have been prepared in accordance with U.S. GAAP.
     Accounting for Films and Television Programs. We capitalize costs of production and acquisition, including financing costs and production overhead, to investment in films and television programs. These costs are amortized to direct operating expenses in accordance with Statement of Position 00-2, Accounting by Producers or Distributors of Films (“SoP 00-2”). These costs are stated at the lower of unamortized films or television program costs or estimated fair value. These costs for an individual film or television program are amortized and participation and residual costs are accrued in the proportion that current year’s revenues bear to management’s estimates of the ultimate revenue at the beginning of the year expected to be recognized from exploitation, exhibition or sale of such film or television program over a period not to exceed ten years from the date of initial release. For previously released film or television programs acquired as part of a library, ultimate revenue includes estimates over a period not to exceed 20 years from the date of acquisition.
     We regularly review and revise, when necessary, our ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or write-down of all or a portion of the unamortized costs of the film or television program to our estimated fair value. We estimate the ultimate revenue based on experience with similar titles or title genre, the general public appeal of the cast, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change. In the normal course of our business, some films and titles are more successful than anticipated and some are less successful. Accordingly, we update our estimates of ultimate revenue and participation costs based upon the actual results achieved or new information as to anticipated revenue performance such as (for home entertainment revenues) initial orders and demand from retail stores when it becomes available. An increase in the ultimate revenue will generally result in a lower amortization rate while a decrease in the ultimate revenue will generally result in a higher amortization rate and periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our consolidated statements of operations.
     Revenue Recognition. Revenue from the sale or licensing of films and television programs is recognized upon meeting all recognition requirements of SoP 00-2. Revenue from the theatrical release of feature films is recognized at the time of exhibition based on our participation in box office receipts. Revenue from the sale of DVDs/Blu-ray discs in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). Under revenue sharing arrangements, rental revenue is recognized when we are entitled to receipts and such receipts are determinable. Revenues from television licensing are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability “windows” during the license period, revenue is allocated over the “windows.” Revenue from sales to international territories are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the sales contract, and the right to exploit the feature film or television program has commenced. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks (defined as contractual media release restrictions), the fee is allocated to the various media based on our assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on our assessment of the relative fair value of each title.
     Distribution revenue from the distribution of TV Guide Network programming (distributors generally pay a per subscriber fee for the right to distribute programming) is recognized in the month the services are provided.
     Advertising revenue is recognized when the advertising spot is broadcast or displayed online. Advertising revenue is recorded net of agency commissions and discounts.
     Cash payments received are recorded as deferred revenue until all the conditions of revenue recognition have been met. Long-term, non-interest bearing receivables are discounted to present value.
     Reserves. Revenues are recorded net of estimated returns and other allowances. We estimate reserves for DVD/Blu-ray returns based on previous returns and our estimated expected future returns related to current period sales on a title-by-title basis in each of the DVD/Blu-ray businesses. Factors affecting actual returns include, among other factors, limited retail shelf space at various times of the year, success of advertising or other sales promotions, and the near term release of competing titles. We believe that our estimates have been materially accurate in the past; however, due to the judgment involved in establishing reserves, we may have adjustments to our historical estimates in the future.
     We estimate provisions for accounts receivable based on historical experience and relevant facts and information regarding the collectability of the accounts receivable. In performing this evaluation, significant judgments and estimates are involved, including an analysis of specific risks on a customer-by-customer basis for our larger customers and an analysis of the length of time receivables have been past due. The financial condition of a given customer and its ability to pay may change over time and could result in an increase or decrease to our allowance for doubtful accounts, which, when the impact of such change is material, is disclosed in our discussion on direct operating expenses elsewhere in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
     Income Taxes. We are subject to federal and state income taxes in the U.S., and in several foreign jurisdictions. We account for income taxes according to Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not or a valuation allowance is applied. Because of our historical operating losses, we have provided a full valuation allowance against our net deferred tax assets. When we have a history of profitable operations sufficient to demonstrate that it is more likely than not that our deferred tax assets will be realized, the valuation allowance will be reversed. However, this assessment of our planned use of our deferred tax assets is an estimate which could change in the future depending upon the generation of taxable income in amounts sufficient to realize our deferred tax assets.
     Goodwill. Goodwill is reviewed annually for impairment within each fiscal year or between the annual tests if an event occurs or circumstances change that indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of December 31 in each fiscal year. We performed our last annual impairment test on our goodwill as of December 31, 2008. No goodwill impairment was identified in any of our reporting units. Determining the fair value of reporting units requires various assumptions and estimates. The estimates of fair value include consideration of the future projected operating results and cash flows of the reporting unit. Such projections could be different than actual results. Should actual results be significantly less than estimates, the value of our goodwill could be impaired in the future.
     Business Acquisitions. We account for each of our business acquisitions as a purchase, whereby the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price over estimated fair value of the net identifiable assets is allocated to goodwill. Determining the fair value of assets and liabilities requires various assumptions and estimates. These estimates and assumptions are refined with adjustments recorded to goodwill as information is gathered and final appraisals are completed over the allocation period allowed under SFAS No. 141, Business Combinations. The changes in these estimates could impact the amount of assets, including goodwill and liabilities, ultimately recorded in our balance sheets and could impact our operating results subsequent to such acquisition. We believe that our estimates have been materially accurate in the past.
     Recent Accounting Pronouncements
     In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 applied to the Company’s 2.9375% and 3.625% Convertible Senior Subordinated Notes, issued in October 2004 and February 2005. FSP APB 14-1 did not apply to the 4.875% Convertible Senior Subordinated Notes issued in December 2003 and converted into common shares in December 2006. FSP APB 14-1 requires retrospective application and accordingly the Company’s results of operations for the years ended March 31, 2009, 2008, 2007, 2006, and 2005 and financial positions as at March 31, 2009, 2008, 2007, 2006, and 2005 have been adjusted on a retrospective basis as if FSP APB 14-1 were effective from the date of issuance of the Company’s 2.9375% and 3.625% Convertible Senior Subordinated Notes.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 141(R) beginning in the first quarter of fiscal 2010, which will change our accounting treatment for business combinations on a prospective basis.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 160 beginning in the first quarter of fiscal 2010. We are evaluating the impact that the adoption of SFAS No. 160 will have on our consolidated financial position and results of operations.
RESULTS OF OPERATIONS
   Fiscal 2009 Compared to Fiscal 2008
     Consolidated revenues in fiscal 2009 of $1.47 billion increased $105.4 million, or 7.7%, compared to $1.36 billion in fiscal 2008. Motion pictures revenue of $1.23 billion in fiscal 2009 increased $83.4 million, or 7.2%, compared to $1.15 billion in fiscal 2008. Television production revenues of $222.2 million in fiscal 2009 increased $11.7 million, or 5.6%, compared to $210.5 million in fiscal 2008. Media Networks revenue was $10.3 million for the period from the acquisition date of February 28, 2009 to March 31, 2009.
     Our largest component of revenue comes from home entertainment. The following table sets forth total home entertainment revenue for both the Motion Pictures and Television Production reporting segments for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
		(Amounts in millions)
Home Entertainment Revenue
Motion Pictures	$640.7	$623.5	$17.2	2.8%
Television Production	34.9	21.6	13.3	61.6%

	$675.6	$645.1	$30.5	4.7%

Motion Pictures Revenue
     The increase in motion pictures revenue this period was mainly attributable to increases in television, theatrical, and home entertainment revenue, offset by decreases in international and, to a lesser extent, Mandate Pictures revenue. The following table sets forth the components of revenue for the motion pictures reporting segment for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
		(Amounts in millions)
Motion Pictures
Theatrical	$223.3	$191.7	$31.6	16.5%
Home Entertainment	640.7	623.5	17.2	2.8%
Television	170.3	115.5	54.8	47.4%
International	142.3	158.7	(16.4)	(10.3%)
Mandate Pictures	45.5	52.3	(6.8)	(13.0%)
Other	11.8	8.8	3.0	34.1%

	$1,233.9	$1,150.5	$83.4	7.2%

     The following table sets forth the titles contributing significant motion pictures revenue for the fiscal year ended March 31, 2009 and 2008:

Year Ended March 31,
2009		2008
	Theatrical and DVD		Theatrical and DVD
Title	Release Date	Title	Release Date
Theatrical:		Theatrical:
The Haunting in Connecticut	March 2009	The Bank Job	March 2008
Madea Goes to Jail	February 2009	Meet the Browns	March 2008
My Bloody Valentine 3-D	January 2009	The Eye	February 2008
Transporter 3	November 2008	Rambo	January 2008
Saw V	October 2008	Why Did I Get Married? - Feature	October 2007
W.	October 2008	Saw IV	October 2007
The Family That Preys	September 2008	Good Luck Chuck	September 2007
The Forbidden Kingdom	April 2008	3:10 to Yuma	September 2007
		War	August 2007

Home Entertainment:		Home Entertainment:
Punisher: War Zone	March 2009	Why Did I Get Married? - Feature	February 2008
Transporter 3	March 2009	3:10 to Yuma	January 2008
Bangkok Dangerous	January 2009	Good Luck Chuck	January 2008
My Best Friend’s Girl	January 2009	Saw IV	January 2008
Saw V	January 2009	War	January 2008
The Family That Preys	January 2009	Bratz: The Movie	November 2007
The Forbidden Kingdom	September 2008	Delta Farce	September 2007
Meet the Browns	July 2008	The Condemned	September 2007
The Bank Job	July 2008	Daddy’s Little Girls	June 2007
The Eye	June 2008	Pride	June 2007
Witless Protection	June 2008	Happily N’Ever After	May 2007
Rambo	May 2008

Television:	Television:
3:10 to Yuma	Crank
The Forbidden Kingdom	Daddy’s Little Girls
Good Luck Chuck	Employee of the Month
Meet the Browns	Saw III
Rambo	The Descent
Saw IV
The Bank Job
The Eye
Why Did I Get Married? - Feature

International:	International:
My Best Friend’s Girl	Good Luck Chuck
Punisher: War Zone	Saw III
Saw IV	Saw IV
Saw V	The Condemned
The Eye	War

Mandate Pictures:	Mandate Pictures:
30 Days of Night	30 Days of Night
Harold and Kumar Escape from	Harold and Kumar Escape from
Guantanamo Bay	Guantanamo Bay
Juno	Juno
Nick and Norah’s Infinite Playlist	Passengers
Passengers	The Boogeyman 2

     Theatrical revenue of $223.3 million increased $31.6 million, or 16.5%, in fiscal 2009 as compared to fiscal 2008. In fiscal 2009, the titles listed in the above table as contributing significant theatrical revenue represented individually between 5% and 19% of total theatrical revenue and, in the aggregate, approximately 77%, or $170.8 million of total theatrical revenue. In fiscal 2008, the titles listed in the above table as contributing significant theatrical revenue represented individually between 5% and 16% of total theatrical revenue and, in the aggregate, approximately 86%, or $164.7 million of total theatrical revenue.
     Home entertainment revenue of $640.7 million increased $17.2 million, or 2.8%, in fiscal 2009 as compared to fiscal 2008. The titles listed above as contributing significant home entertainment revenue in fiscal 2009 represented individually between 2% and 7% of total home entertainment revenue and, in the aggregate, 45%, or $290.4 million of total home entertainment revenue for the year. In fiscal 2008, the titles listed above as contributing significant home entertainment revenue represented individually between 2% and 9% of total home entertainment revenue and, in the aggregate, 48%, or $300.8 million of total home entertainment revenue for the year. In fiscal 2009, $350.3 million, or 55%, of total home entertainment revenue was contributed by titles that individually make up less than 2% of total home entertainment revenue, and in fiscal 2008, this amounted to $322.7 million, or 52%, of total home entertainment revenue.
     Television revenue included in motion pictures revenue of $170.3 million in fiscal 2009 increased $54.8 million, or 47.4%, compared to fiscal 2008. In fiscal 2009, the titles listed above as contributing significant television revenue represented individually between 6% and 8% of total television revenue and, in the aggregate, 63% or $107.6 million of total television revenue for the year. In fiscal 2008, the titles listed above as contributing significant television revenue represented individually between 6% and 12% of total television revenue and, in the aggregate, 44%, or $50.7 million of total television revenue for the year. In fiscal 2009, $62.7 million, or 37%, of total television revenue was contributed by titles that individually make up less than 5% of total television revenue, and in fiscal 2008, this amounted to $64.8 million, or 56%, of total television revenue for the period.
     International revenue of $142.3 million decreased $16.4 million, or 10.3%, in fiscal 2009 as compared to fiscal 2008. Lionsgate UK contributed $60.7 million, or 42.7% of international revenue in fiscal 2009, which included revenues from My Bloody Valentine 3-D, Righteous Kill, The Bank Job, Saw IV and Saw V, compared to $64.6 million, or 40.7%, of total international revenue in fiscal 2008. In fiscal 2009, the titles listed in the table above as contributing significant international revenue, excluding revenue generated from these titles by Lionsgate UK, represented individually between 5% and 7% of total international revenue and, in the aggregate, 26%, or $37.4 million, of total international revenue for the year. In fiscal 2008, the titles listed in the table above as contributing significant revenue represented individually between 2% and 12% of total international revenue and, in the aggregate, 28%, or $44.5 million of total international revenue for the year.
     Mandate Pictures revenue includes revenue from the sales and licensing of domestic and worldwide rights of titles developed or acquired by Mandate Pictures to third-party distributors or international sub-distributors. International revenue from Mandate Pictures titles is included in the Mandate Pictures revenue in the table above. In fiscal 2009, revenue from Mandate Pictures amounted to $45.5 million, as compared to $52.3 million in fiscal 2008. In fiscal 2009, the titles listed in the table above as contributing significant Mandate Pictures revenue represented individually between 5% and 30% of total Mandate Pictures revenue and, in the aggregate, 78%, or $35.3 million of total Mandate Pictures revenue for the year. In fiscal 2008, the titles listed in the table above as contributing significant Mandate Pictures revenue represented individually between 7% and 30% of total Mandate Pictures revenue and, in the aggregate, 89%, or $46.7 million of total Mandate Pictures revenue for the year.
Television Production Revenue
     The following table sets forth the components and the changes in the components of revenue that make up television production revenue for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
		(Amounts in millions)
Television Production
Domestic series licensing	$161.7	$134.8	$26.9	20.0%
Domestic television movies and miniseries	—	16.1	(16.1)	(100.0)%
International	24.9	37.6	(12.7)	(33.8)%
Home entertainment releases of television production	34.9	21.6	13.3	61.6%
Other	0.7	0.4	0.3	75.0%

	$222.2	$210.5	$11.7	5.6%

     The following table sets forth the components of revenue that make up domestic series licensing revenue for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
Domestic series licensing
Lionsgate Television	$79.2	$84.3	$(5.1)	(6.0)%
Debmar-Mercury	59.1	50.5	8.6	17.0%
Ish Entertainment	23.4	—	23.4	100.0%

	$161.7	$134.8	$26.9	20.0%

     Revenues included in domestic series licensing from Lionsgate Television of $79.2 million decreased by $5.1 million in fiscal 2009, compared to domestic series licensing revenue of $84.3 million in fiscal 2008, due to lower revenue generated per episode delivered in fiscal 2009 compared to fiscal 2008, offset by revenue generated by five more episodes of programming delivered in fiscal 2009 compared to fiscal 2008.
     Revenues included in domestic series licensing from Debmar-Mercury increased $8.6 million to $59.1 million in fiscal 2009, from $50.5 million in fiscal 2008, primarily due to increased revenue from the television series, Family Feud, Meet the Browns and Trivial Pursuit.
     Revenues included in domestic series licensing from the Company’s reality television venture with Ish Entertainment Inc. (“Ish”), of $23.4 million resulted from the production of the domestic series Paris Hilton’s My New BFF, 50 Cent: The Money and the Power, and T.I.’s Road to Redemption.
     The following table sets forth the number of television episodes and hours delivered in the fiscal year ended March 31, 2009 and 2008, respectively, excluding television episodes delivered by the Company’s television syndication subsidiary, Debmar-Mercury and by our reality television venture with Ish:

		Year Ended				Year Ended
		March 31, 2009				March 31, 2008
		Episodes	Hours			Episodes	Hours
Fear Itself	1hr	13	13.0	The Dead Zone Season 5	1hr	13	13.0
Mad Men Season 2	1hr	13	13.0	The Dresden Files	1hr	2	2.0
Crash Season 1	1hr	13	13.0	Mad Men Season 1	1hr	12	12.0
Scream Queens	1hr	8	8.0	Wildfire Season 4	1hr	13	13.0
Weeds Season 4	1/2hr	13	6.5	Weeds Season 3	1/2hr	15	7.5
Pilots	1/2hr	2	1.0	Pilots	1/2hr	2	1.0

		62	54.5			57	48.5

     Revenues from Lionsgate Television decreased $5.1 million or 6.0%. Although the number of episodes and hours delivered increased in fiscal 2009 compared to fiscal 2008 the revenue per episode was less in Fiscal 2009 primarily due lower per show revenue on Fear Itself.
     Domestic television movies and miniseries revenue decreased by $16.1 million in fiscal 2009, primarily because there were no deliveries in the current period, as compared to the delivery of eight episodes of the miniseries The Kill Point in fiscal 2008.
     International revenue of $24.9 million decreased by $12.7 million in fiscal 2009, compared to international revenue of $37.6 million in fiscal 2008. International revenue in the current period includes revenue from Mad Men Season 1 and Season 2, Paris Hilton’s British Best Friend, Weeds Season 3, Wildfire Season 4, and The Kill Point, and international revenue in fiscal 2008 includes revenue from Hidden Palms, Mad Men Season 1, The Dresden Files, The Dead Zone Season 1 and Season 5, The Kill Point, and Weeds Season 2 and Season 3.
     The increase in revenue from home entertainment releases of television production is primarily driven by DVD/Blu-ray revenue from Weeds Season 3 and Mad Men Season 1.

Media Networks Revenue
     Revenues for the year ended March 31, 2008 are nil, as the acquisition of TV Guide Network occurred on February 28, 2009. Media Networks revenue for the period beginning February 28, 2009 and ending March 31, 2009 was $10.3 million.
Direct Operating Expenses
     The following table sets forth direct operating expenses by segment for the fiscal year ended March 31, 2009 and 2008:

	Year Ended				Year Ended
	March 31, 2009				March 31, 2008
	Motion	Television	Media		Motion	Television
	Pictures	Production	Networks	Total	Pictures	Production	Total
	(Amounts in millions)
Direct operating expenses
Amortization of films and television programs	$329.2	$125.7	$3.8	$458.7	$255.6	$147.8	$403.4
Participation and residual expense	279.0	49.3	—	328.3	212.7	44.3	257.0
Other expenses	5.1	1.8	(0.1)	6.8	0.5	0.1	0.6

	$613.3	$176.8	$3.7	$793.8	$468.8	$192.2	$661.0

Direct operating expenses as a percentage of segment revenues	49.7%	79.6%	35.9%	54.1%	40.7%	91.3%	48.6%
     Direct operating expenses of the motion pictures segment of $613.3 million for fiscal 2009 were 49.7% of motion pictures revenue, compared to $468.8 million, or 40.7%, of motion pictures revenue for fiscal 2008. The increase in direct operating expense of the motion pictures segment in fiscal 2009 as a percent of revenue is due primarily to the lower performance of the titles from the fiscal 2008 and 2009 theatrical releases in the current period, as compared to the prior year’s period, and a charge for a home entertainment library distribution contract of family entertainment titles. Investment in film write-downs of the motion picture segment totaled approximately $37.3 million for fiscal 2009, compared to $23.7 million for 2008. In addition, we recorded a charge of $36.1 million for a participation reserve in connection with a home entertainment library distribution contract of family entertainment titles entered into in the current fiscal year due to the actual and expected future underperformance of the titles in this library. In fiscal 2009, there were six write-downs over $1.0 million which aggregated $26.9 million of the total charges due to the lower than anticipated performance of six titles that have not yet been released and $5.1 million of write-downs of film libraries acquired due to the underperformance of those libraries. In fiscal 2008, there were seven write-downs over $1.0 million which aggregated $18.5 million. Approximately $4.8 million of the fiscal 2008 write-downs related to underperformance on released titles and approximately $13.7 million of the write-downs related to titles that had not yet been released due to a change in expected performance and release plans due based on the review of the film and the test market results. Other expenses consists of the provision for doubtful accounts and foreign exchange gains and losses. The provision for doubtful accounts increased from $0.9 million in fiscal 2008 to $3.9 million in fiscal 2009 primarily due to collection issues associated with certain domestic and foreign television networks and distributors and, to a lesser extent, certain home entertainment retailers. Foreign exchanges gains and losses went from a gain of $0.3 million in fiscal 2008 to a loss of $3.0 million in fiscal 2009 due to changes in exchange rates.
     Direct operating expenses of the television production segment of $176.8 million for fiscal 2009 were 79.6% of television revenue, compared to $192.2 million, or 91.3%, of television revenue for fiscal 2008. The decrease in direct operating expense and the decrease in the percent of revenue of direct operating expense of the television production segment in fiscal 2009 are due to a greater portion of revenue attributed to more successful shows, such as Weeds, House of Payne and Mad Men. In fiscal 2009, $9.1 million of charges for costs incurred in excess of contracted revenues for episodic television series or write-downs of television film costs were included in the amortization of television programs, compared to $6.8 million in fiscal 2008. Included in the charges in fiscal 2009 were charges and write-downs of $3.7 million, $1.8 million and two titles of $1.1 million each of film costs each associated with a different television series. Included in the charges in fiscal 2008 was $3.3 million associated with one television series and charges of approximately $2.0 million associated with two television pilots.
     Direct operating expenses of the media networks segment of $3.7 million for fiscal 2009 consists primarily of programming expenses associated with the production of such programs as Idol Tonight and Hollywood 411.

Distribution and Marketing Expenses
     The following table sets forth distribution and marketing expenses by segment for the fiscal year ended March 31, 2009 and 2008:

	Year Ended				Year Ended
	March 31, 2009				March 31, 2008
	Motion	Television	Media		Motion	Television
	Pictures	Production	Networks	Total	Pictures	Production	Total
	(Amounts in millions)
Distribution and marketing expenses
Theatrical	$330.5	$—	$—	$330.5	$326.3	$—	$326.3
Home Entertainment	255.4	10.5	—	265.9	238.7	7.4	246.1
Television	5.0	10.4	—	15.4	3.2	4.5	7.7
International	48.7	4.3	—	53.0	49.5	4.7	54.2
Media Networks	—	—	1.9	1.9	—	—	—
Other	2.1	0.8	—	2.9	1.3	0.1	1.4

	$641.7	$26.0	$1.9	$669.6	$619.0	$16.7	$635.7

     The majority of distribution and marketing expenses relate to the motion pictures segment. Theatrical P&A in the motion pictures segment in fiscal 2009 of $330.5 million increased $4.2 million, or 1.3%, compared to $326.3 million in fiscal 2008. Domestic theatrical P&A from the motion pictures segment this period included P&A incurred on the release of Bangkok Dangerous, Disaster Movie, Madea Goes to Jail, My Best Friend’s Girl, My Bloody Valentine 3-D, New In Town, Punisher: War Zone, Saw V, The Family That Preys, The Haunting in Connecticut, The Spirit, and Transporter 3, which individually represented between 5% and 9% of total theatrical P&A and, in the aggregate, accounted for 89% of the total theatrical P&A. Bangkok Dangerous, Disaster Movie, My Best Friend’s Girl, New In Town, Punisher: War Zone and The Spirit individually represented between 6% and 9% of total theatrical P&A, and in the aggregate, accounted for 43% of total theatrical P&A, and each contributed less than 5% of total theatrical revenue, and, in the aggregate, contributed less than 18% of total theatrical revenue. Domestic theatrical P&A from the motion pictures segment in fiscal 2008 included P&A incurred on the release of titles such as 3:10 to Yuma, Bratz: The Movie, Bug, Hostel 2, Good Luck Chuck, Meet the Browns, Rambo, The Eye, Saw IV, War, and Why Did I Get Married?, which individually represented between 5% and 13% of total theatrical P&A and, in the aggregate, accounted for 80% of the total theatrical P&A. In fiscal 2008, Bug, Hostel 2, and Bratz: The Movie, individually represented between 5% and 7% of total theatrical P&A and, in the aggregate, accounted for 18% of total theatrical P&A, and individually contributed less than 5% of total theatrical revenue, and, in the aggregate, contributed less than 10% of total theatrical revenue.
     Home entertainment distribution and marketing costs on motion pictures and television production in fiscal 2009 of $265.9 million increased $19.8 million, or 8.0%, compared to $246.1 million in fiscal 2008. The increase in home entertainment distribution and marketing costs is mainly due to the increase in revenue in fiscal 2009, compared to fiscal 2008. Home entertainment distribution and marketing costs as a percentage of home entertainment revenues was 39.4% and 38.1% in fiscal 2009 and fiscal 2008, respectively.
     International distribution and marketing expenses in fiscal 2009 includes $42.9 million of distribution and marketing costs from Lionsgate UK, compared to $42.4 million in fiscal 2008.
     Media Networks includes transmission and marketing and promotion expenses.
General and Administrative Expenses
     The following table sets forth general and administrative expenses by segment for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
	(Amounts in millions)
General and Administrative Expenses
Motion Pictures	$49.6	$43.0	$6.6	15.3%
Television Production	13.1	6.7	6.4	95.5%
Media Networks	3.8	—	3.8	100.0%
Corporate	70.1	69.4	0.7	1.0%

	$136.6	$119.1	$17.5	15%

General and administrative expenses as a percentage of revenue	9.3%	8.8%

     The increase in general and administrative expenses of the motion pictures segment of $6.6 million, or 15.3%, is primarily due to an increase in general and administrative expenses associated with our recent acquisitions, increases in salaries and related expenses, including an increase of approximately $0.3 million in severance pay associated with certain workforce reductions, and increases in other overhead costs primarily related to rents and facility expenses, offset by capitalized film production costs that are directly attributable to motion picture productions. The following table sets forth the change in general and administrative expenses for the motion pictures reporting segment for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended	Increase
	March 31,	March 31,	(Decrease)
	2009	2008	(in millions)
General and Administrative Expenses Motion Pictures
Mandate Pictures (acquired September 2007)	$5.6	$3.0	$2.6
Maple Pictures (consolidated July 2007)	4.7	2.6	2.1
Lionsgate UK	5.9	5.5	0.4
Salaries and related expenses	30.0	25.6	4.4
Other overhead	11.1	9.7	1.4
Capitalized film production costs	(7.7)	(3.4)	(4.3)

	$49.6	$43.0	$6.6

     Capitalized film production costs, which increased $4.3 million in fiscal 2009, compared to $3.4 million in fiscal 2008, consisted of an increase of $2.2 million of film production costs associated with pictures produced by Mandate Pictures, and the remaining $2.1 million was from other salaries and related expenses, and other general overhead cost increases directly attributable to motion picture productions.
     The increase in general and administrative expenses of the television production segment of $6.4 million is due to general and administrative expense increases related to Debmar-Mercury of $1.6 million primarily related to increases in salaries and related expenses, additional costs associated with our Asian television channel venture of $3.5 million, including approximately $1.1 million in severance pay as a result of reduced investment in this area, and an increase in other general overhead costs of approximately $1.3 million primarily related to salaries and related expenses and rents and facility expenses. In fiscal 2009, $5.8 million of television production overhead was capitalized, of which $1.6 million was associated with productions of our reality television venture with Ish, compared to $3.9 million in fiscal 2008.
     General and administrative expenses of the Media Networks segment of $3.8 million is primarily related to salaries and related expenses.
     The increase in Corporate general and administrative expenses of $0.7 million, or 1.0%, is due to an increase in rents and facility costs and other general overhead expenses of $3.2 million, an increase of $0.2 million of professional fees offset by a decrease in stock-based compensation of approximately $2.3 million and a net decrease in salaries and related expenses of approximately $0.4 million. The decrease in salaries and related expenses was approximately $1.8 million offset by an increase of approximately $1.4 million in severance pay associated with certain workforce reductions. The increase in professional fees is due to an increase in transactional related professional fees partially offset by a decrease in IT related consulting fees resulting in a net increase of approximately $0.2 million.
     The following table sets forth stock-based compensation expense (benefit) for all reporting segments for the fiscal year ended March 31, 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2009	2008	Amount	Percent
		(Amounts in millions)
Stock-Based Compensation Expense (Benefit):
Stock options	$3.2	$3.4	$(0.2)	(5.9%)
Restricted share units	10.1	10.4	(0.3)	(2.9%)
Stock appreciation rights	(3.5)	(1.7)	(1.8)	105.9%

	$9.8	$12.1	$(2.3)	(19.0%)

     At March 31, 2009, as disclosed in Note 12 to the consolidated financial statements, there were unrecognized compensation costs of approximately $19.6 million related to stock options and restricted share units previously granted, including annual installments of share grants that were subject to performance targets, which will be expensed over the remaining vesting periods. At March 31, 2009, 1,056,548 shares of restricted share units have been awarded to four key executive officers, the vesting of which will be subject to performance targets to be set annually by the Compensation Committee of the Board of Directors of the Company. These restricted share units will vest in three, four, and five annual installments assuming annual performance targets have been met. The fair value of the 1,056,548 shares whose future annual performance targets have not been set was $5.3 million, based on the market price of the Company’s common shares as of March 31, 2009. The market value will be remeasured when the annual performance criteria are set and the value will be expensed over the remaining vesting periods once it becomes probable that the performance targets will be satisfied.
     During the quarter ended March 31, 2009, it was determined that the four key executive officers’ share grants subject to fiscal 2009 performance targets would not meet their performance criteria. Accordingly, compensation costs of $1.7 million previously recognized in connection with these performance awards were reversed in the current period.
Depreciation, Amortization and Other Expenses (Income)
     Depreciation and amortization of $7.7 million in fiscal 2009 increased $2.2 million, or 40.0%, from $5.5 million in fiscal 2008. The increase is primarily due to intangible assets acquired in connection with the purchase of TV Guide Network. Estimated amortization expense, based on the preliminary purchase price allocated related to the acquisition of TV Guide Network, for each of the years ending March 31, 2010 through 2014 is approximately $10.2 million, $9.7 million, $7.1 million, $7.0 million, and $6.8 million, respectively.
     Interest expense of $34.3 million increased $4.4 million, or 14.7%, from the prior fiscal year of $29.9 million. The following table sets forth the components of interest expense for fiscal 2009 and 2008:

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2009	2008
	(Amounts in millions)
Interest Expense
Cash Based:
Interest cost associated with credit facility	$2.9	$1.5
Contractual coupon rate on senior subordinated debentures	10.6	10.8
Other	1.6	0.6

	15.1	12.9

Non-Cash Based:
Amortization of discount on liability component of senior subordinated debentures	15.5	14.1
Amortization of deferred financing costs	3.7	2.9

	19.2	17.0

	$34.3	$29.9

     Interest and other income was $5.8 million in fiscal 2009, compared to $11.3 million in fiscal 2008. Interest and other income in fiscal 2009 was earned on the cash balance and restricted investments held during the fiscal year ended March 31, 2009.
     Gain on sale of equity securities was nil for fiscal 2009, compared to $2.9 million in fiscal 2008, primarily from the sale of shares in Magna Pacific (Holdings) Limited, an Australian film distributor.
     Gain on extinguishment of debt was $3.0 million for fiscal 2009, resulting from the repurchase of $9.0 million of the Company’s 3.625% convertible senior subordinated notes, compared to nil in fiscal 2008.
     Our equity interests in fiscal 2009 included a $5.3 million loss from our 33.33% equity interest in FEARnet, a loss of $2.5 million from our 42% equity interest in Break.com, a $0.1 million loss from our 43% equity interest in Roadside, and a $1.0 million loss from our 28.57% equity interest in EPIX. For fiscal 2008, equity interests included a $5.4 million loss from our 33.33% equity interest in FEARnet, a $0.1 million loss from our 10% equity interest in Maple Pictures, a loss of $1.0 million from our 42% equity interest in Break.com, a $0.9 million loss from our 43% equity interest in Roadside, and a loss of $0.2 million from our 50% equity interest in Elevation.

     We had an income tax expense of $2.7 million, or (1.6%) of loss before income taxes in fiscal 2009, compared to an expense of $4.0 million, or (4.8%) of loss before income taxes in fiscal 2008. The tax expense reflected in the current period is primarily attributable to U.S. and Canadian income taxes and foreign withholding taxes. Our actual annual effective tax rate will differ from the statutory federal rate as a result of several factors, including changes in the valuation allowance against net deferred tax assets, non-temporary differences, foreign income taxed at different rates, and state and local income taxes. Income tax loss carryforwards, subject to certain limitations that may prevent us from fully utilizing them, amount to approximately $133.2 million for U.S. federal income tax purposes available to reduce income taxes over twenty years, $147.3 million for U.S. state income tax purposes available to reduce income taxes over future years with varying expirations, $18.9 million for Canadian income tax purposes available to reduce income taxes over 20 years with varying expirations, $20.9 million for UK income tax purposes available indefinitely to reduce future income taxes and $2.4 million of Hong Kong loss carryforwards available indefinitely to reduce future income taxes.
     At March 31, 2009, the Company had U.S. Alternative Minimum Tax (“AMT”) credit carryforwards of approximately $2.0 million available to reduce future federal income tax, which begin to expire in 2011.
     Net loss for fiscal 2009 was $178.5 million, or basic and diluted net loss per common share of $1.53 on 116.8 million weighted average shares outstanding. This compares to net loss for fiscal 2008 of $87.4 million, or basic and diluted net loss per common share of $0.74 on 118.4 million weighted average common shares outstanding.
     Fiscal 2008 Compared to Fiscal 2007
     Consolidated revenues in fiscal 2008 of $1.36 billion increased $384.3 million, or 39.3%, compared to $976.7 million in fiscal 2007. Motion pictures revenue of $1.15 billion in fiscal 2008 increased $292.3 million, or 34.1%, compared to $858.2 million in fiscal 2007. Television production revenues of $210.5 million in fiscal 2008 increased $92.0 million, or 77.6%, compared to $118.5 million in fiscal 2007.
     Our largest component of revenue came from home entertainment. The following table sets forth total home entertainment revenue for both the Motion Pictures and Television Production reporting segments for the fiscal year ended March 31, 2008 and 2007:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2008	2007	Amount	Percent
		(Amounts in millions)
Home Entertainment Revenue
Motion Pictures	$623.5	$528.3	$95.2	18.0%
Television Production	21.6	8.4	13.2	157.1%

	$645.1	$536.7	$108.4	20.2%

Motion Pictures Revenue
     The increase in motion pictures revenue in fiscal 2008 was attributable to increases in theatrical, video, television, international, Mandate Pictures and other revenue. The following table sets forth the components of revenue for the motion pictures reporting segment for the fiscal year ended March 31, 2008 and 2007:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2008	2007	Amount	Percent
		(Amounts in millions)
Motion Pictures
Theatrical	$191.7	$107.9	$83.8	77.7%
Home Entertainment	623.5	528.3	95.2	18.0%
Television	115.5	109.3	6.2	5.7%
International	158.7	105.2	53.5	50.9%
Mandate Pictures	52.3	—	52.3	100.0%
Other	8.8	7.5	1.3	17.3%

	$1,150.5	$858.2	$292.3	34.1%

     The following table sets forth the titles contributing significant motion pictures revenue for the fiscal year ended March 31, 2008 and 2007:

Year Ended March 31,
2008		2007
	Theatrical and DVD		Theatrical and DVD
Title	Release Date	Title	Release Date
Theatrical:		Theatrical:
The Bank Job	March 2008	Daddy’s Little Girls	February 2007
Meet the Browns	March 2008	Happily N’Ever After	January 2007
The Eye	February 2008	Employee of the Month	October 2006
Rambo	January 2008	Saw III	October 2006
Why Did I Get Married? -
Feature	October 2007	Crank	September 2006
Saw IV	October 2007	The Descent	August 2006
Good Luck Chuck	September 2007	See No Evil	May 2006
3:10 to Yuma	September 2007	Akeelah and the Bee	April 2006
War	August 2007
Home Entertainment:		Home Entertainment:
Why Did I Get Married? -
Feature	February 2008	Crank	January 2007
3:10 to Yuma	January 2008	Employee of the Month	January 2007
Good Luck Chuck	January 2008	Saw III	January 2007
Saw IV	January 2008	The Descent	December 2006
War	January 2008	See No Evil	November 2006
Bratz: The Movie	November 2007	An American Haunting	October 2006
Delta Farce	September 2007	Akeelah and the Bee	August 2006
The Condemned	September 2007	Madea Goes to Jail	June 2006
Daddy’s Little Girls	June 2007	Madea’s Family Reunion	June 2006
Pride	June 2007	Crash	September 2005
Happily N’Ever After	May 2007

Television: Crank Daddy’s Little Girls Employee of the Month Saw III The Descent	Television: Akeelah and the Bee Hostel Larry the Cable Guy: Health Inspector Lord of War Madea’s Family Reunion Saw II

International:	International:
Good Luck Chuck Saw III Saw IV The Condemned War	Crank Saw Saw II Saw III The Lost City

Mandate Pictures:
30 Days of Night Harold and Kumar Escape from Guantanamo Bay Juno Passengers The Boogeyman 2
     Theatrical revenue of $191.7 million increased $83.8 million, or 77.7%, in fiscal 2008 as compared to fiscal 2007 primarily due to the performance of the theatrical releases listed in the above table during fiscal 2008 as compared to the performance during fiscal 2007. In fiscal 2008, the titles listed in the above table as contributing significant theatrical revenue represented individually between 5% and 16% of total theatrical revenue and, in the aggregate, approximately 86% of total theatrical revenue. In fiscal 2007, the titles listed in the above table as contributing significant theatrical revenue represented individually between 5% and 32% of total theatrical revenue and, in the aggregate, approximately 92% of total theatrical revenue.
     Home entertainment revenue of $623.5 million increased $95.2 million, or 18.0%, in fiscal 2008 as compared to fiscal 2007. The increase was primarily due to an increase in the amount of DVDs/Blu-ray discs sold. The amount of DVDs/Blue-ray discs sold increased primarily due to the performance of the theatrical releases in fiscal 2008 that were also subsequently released as home entertainment product in the current fiscal year. In fiscal 2008, the titles listed above as contributing significant home entertainment revenue represented individually between 2% to 9% of total home entertainment revenue and, in the aggregate, 48%, or $300.8 million of total home entertainment revenue for the year. In fiscal 2007, the titles listed above as contributing significant home entertainment revenue represented individually between 2% to 8% of total home entertainment revenue and, in the aggregate, 43%, or $227.9 million of total home entertainment revenue for the year. In fiscal 2008, $322.7 million, or 52%, of total home entertainment revenue was contributed by titles that individually make up less than 2% of total home entertainment revenue, and in fiscal 2007, this amounted to $300.4 million, or 57%, of total home entertainment revenue for the year.

     Television revenue included in motion pictures revenue of $115.5 million in fiscal 2008 increased $6.2 million, or 5.7%, compared to fiscal 2007. In fiscal 2008, the titles listed above as contributing significant television revenue represented individually between 6% to 12% of total television revenue and, in the aggregate, 44%, or $50.7 million of total television revenue for the year. In fiscal 2007, the titles listed above as contributing significant television revenue represented individually between 5% to 12% of total television revenue and, in the aggregate, 49% or, $53.8 million of total television revenue for the year. In fiscal 2008, $64.8 million, or 56%, of total television revenue was contributed by titles that individually make up less than 5% of total video revenue, and in fiscal 2007, this amounted to $55.5 million, or 51%, of total television revenue for the year.
     International revenue of $158.7 million increased $53.5 million, or 50.9%, in fiscal 2008 as compared to fiscal 2007. Lionsgate UK contributed $64.6 million, or 40.7% of international revenue in fiscal 2008, which included revenues from 3:10 to Yuma, Dirty Dancing, Good Luck Chuck, Saw III and Saw IV, compared to $45.0 million, or 42.8%, of total international revenue in fiscal 2007. In fiscal 2008, the titles listed in the table above as contributing significant international revenue, excluding revenue generated from these titles by Lionsgate UK, represented individually between 2% to 12% of total international revenue and, in the aggregate, 28%, or $44.5 million, of total international revenue for the year. In fiscal 2007, the titles listed in the table above as contributing significant revenue represented individually between 2% to 9% of total international revenue and, in the aggregate, 29%, or $30.8 million, of total international revenue for the year.
     Mandate Pictures revenue included revenue from the sales and licensing of domestic and worldwide rights of titles developed or acquired by Mandate Pictures to third-party distributors or international sub-distributors. International revenue from Mandate Pictures titles was included in the Mandate Pictures revenue in the table above. In fiscal 2008, Mandate Pictures revenue amounted to $52.3 million, as compared to nil in fiscal 2007. In fiscal 2008, the titles listed in the table above as contributing significant Mandate Pictures revenue represented individually between 7% and 30% of total Mandate Pictures revenue and, in the aggregate, 89%, or $46.7 million, of total Mandate Pictures revenue for fiscal 2008.
Television Production Revenue
     The following table sets forth the components and the changes in the components of revenue that made up television production revenue for the fiscal year ended March 31, 2008 and 2007:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2008	2007	Amount	Percent
	(Amounts in millions)
Television Production
Domestic series licensing	$134.8	$82.4	$52.4	63.6%
Domestic television movies and miniseries	16.1	16.0	0.1	0.6%
International	37.6	11.0	26.6	241.8%
Home entertainment releases of television production	21.6	8.4	13.2	157.1%
Other	0.4	0.7	(0.3)	(42.9%)

	$210.5	$118.5	$92.0	77.6%

     Revenues included in domestic series licensing from Debmar-Mercury increased $35.7 million to $50.5 million from $14.8 million in fiscal 2007 due to revenue from television series such as House of Payne, Family Feud and South Park. In addition, the following table sets forth the number of television episodes and hours delivered in the fiscal year ended March 31, 2008 and 2007, respectively, excluding television episodes delivered by Debmar-Mercury:

		March 31, 2008				March 31, 2007
		Episodes	Hours			Episodes	Hours
The Dead Zone Season 5	1hr	13	13.0	Dirty Dancing Reality TV Series	1hr	8	8.0
The Dresden Files	1hr	2	2.0	The Dresden Files	1hr	13	13.0
Mad Men Season 1	1hr	12	12.0	Wildfire Season 2	1hr	1	1.0
Wildfire Season 4	1hr	13	13.0	Wildfire Season 3	1hr	13	13.0
Weeds Season 3	1/2hr	15	7.5	Hidden Palms	1hr	8	8.0
Pilots	1/2hr	2	1.0	Lovespring International	1/2hr	13	6.5
				I Pity The Fool	1/2hr	6	3.0
				Weeds Season 2	1/2hr	12	6.0

		57	48.5			74	58.5

     In fiscal 2008, the television episodes, not including pilot episodes, listed in the table above represented individually between 1% to 17% of domestic series revenue and, in the aggregate, 57%, or $76.8 million of total television revenue for the year. In fiscal 2007, the television episodes listed above represented individually between 1% to 21% of domestic series revenue and, in the aggregate, 79%, or $65.0 million of total television revenue for the year. Pilot episodes delivered in fiscal 2008 represented approximately $4.1 million of domestic series licensing compared to less than $0.1 million in fiscal 2007.
     Domestic television movies and miniseries revenue increased slightly in fiscal 2008, as compared to fiscal 2007 mainly due to the delivery of eight episodes of the miniseries The Kill Point in fiscal 2008, as compared to the delivery of The Lost Room miniseries and The Staircase Murders movie in fiscal 2007.
     International revenue of $37.6 million increased by $26.6 million in fiscal 2008, compared to international revenue of $11.0 million in fiscal 2007. International revenue in fiscal 2008 included revenue from Hidden Palms, Mad Men Season 1, The Dresden Files, The Dead Zone Season 1 and Season 5, The Kill Point, and Weeds Season 2 and Season 3, and international revenue in fiscal 2007 included revenue from The Lost Room, The Dresden Files, Wildfire Season 1 and Season 2, and Weeds Season 1 and Season 2.
     The increase in revenue from home entertainment releases of television production was primarily driven by DVD/Blu-ray revenue from Weeds Season 1 and Season 2, House of Payne, The Dresden Files television series, and The Lost Room miniseries.
Direct Operating Expenses
     The following table sets forth direct operating expenses by segment for the fiscal year ended March 31, 2008 and 2007:

	Year Ended			Year Ended
	March 31, 2008			March 31, 2007
	Motion	Television		Motion	Television
	Pictures	Production	Total	Pictures	Production	Total
	(Amounts in millions)
Direct operating expenses
Amortization of films and television programs	$255.6	$147.7	$403.3	$146.4	$95.2	$241.6
Participation and residual expense	212.7	44.3	257.0	184.5	12.2	196.7
Other expenses	0.5	0.1	0.6	(2.8)	0.4	(2.4)

	$468.8	$192.1	$660.9	$328.1	$107.8	$435.9

Direct operating expenses as a percentage of segment revenues	40.7%	91.3%	48.6%	38.2%	91.0%	44.6%
     Direct operating expenses of the motion pictures segment of $468.8 million for fiscal 2008 were 40.7% of motion pictures revenue, compared to $328.1 million, or 38.2%, of motion pictures revenue for fiscal 2007. The increase in direct operating expense of the motion pictures segment in fiscal 2008 as a percent of revenue was due to the change in the mix of titles and performance of the titles generating revenue compared to fiscal 2007. The benefit in other expense in fiscal 2007 resulted primarily from the collection of accounts receivable previously reserved of approximately $1.5 million. Direct operating expenses of the motion pictures segment included charges for write-downs of investment in film costs of $23.7 million and $13.1 million in fiscal 2008 and fiscal 2007, respectively, due to the lower than anticipated actual performance or previously expected performance of certain titles. In fiscal 2008, there were seven write-downs over $1.0 million aggregating $18.5 million. Approximately $4.8 million of the write-downs related to underperformance on released titles and approximately $13.7 million of the write-downs related to a change in expected performance and release plans due to review of the film and the test market results. In fiscal 2007, approximately $5.6 million of the write-down related to the unanticipated poor performance at the box office of one motion picture and there were no other individual title write-downs in fiscal 2007 that exceeded $1.0 million.
     Direct operating expenses of the television production segment of $192.1 million for fiscal 2008 were 91.3% of television revenue, compared to $107.8 million, or 91.0% of television revenue for fiscal 2007. The increase in direct operating expense of the television production segment in fiscal 2008 was due primarily to the increase in television production revenue compared to fiscal 2007, and, in part to, the write-off of film costs associated with two television pilots of approximately $2.0 million, and the write-off of approximately $3.3 million of film costs associated with a television series in fiscal 2008. The increase in direct operating expense of the television production segment in fiscal 2008 as a percent of revenue was due to the change in the mix of titles generating revenue compared to fiscal 2007.
Distribution and Marketing Expenses

     The following table sets forth distribution and marketing expenses by segment for the fiscal year ended March 31, 2008 and 2007:

	Year Ended			Year Ended
	March 31, 2008			March 31, 2007
	Motion	Television		Motion	Television
	Pictures	Production	Total	Pictures	Production	Total
	(Amounts in millions)
Distribution and marketing expenses
Theatrical	$326.3	$—	$326.3	$149.7	$—	$149.7
Home Entertainment	238.7	7.4	246.1	202.0	2.8	204.8
Television	3.2	4.5	7.7	2.3	3.6	5.9
International	49.5	4.7	54.2	40.8	2.0	42.8
Other	1.3	0.1	1.4	1.2	—	1.2

	$619.0	$16.7	$635.7	$396.0	$8.4	$404.4

     The majority of distribution and marketing expenses related to the motion pictures segment. Theatrical P&A in the motion pictures segment in fiscal 2008 of $326.3 million increased $176.6 million, or 118.0%, compared to $149.7 million in fiscal 2007. Domestic theatrical P&A from the motion pictures segment in fiscal 2008 included P&A incurred on the release of titles such as 3:10 to Yuma, Bratz: The Movie, Bug, Hostel 2, Good Luck Chuck, Meet the Browns, Rambo, The Eye, Saw IV, War, and Why Did I Get Married?, which individually represented between 5% and 13% of total theatrical P&A and, in the aggregate, accounted for 80% of the total theatrical P&A. Domestic theatrical P&A from the motion pictures segment in fiscal 2007 included P&A incurred on the release of titles such as Akeelah and the Bee, Crank, Daddy’s Little Girls, Employee of the Month, Saw III, See No Evil, and The Descent, which individually represented between 7% and 16% of total theatrical P&A and, in the aggregate, accounted for 91% of the total theatrical P&A. In fiscal 2008, Bug, Hostel 2, and Bratz: The Movie, individually represented between 5% and 7% of total theatrical P&A and, in the aggregate, accounted for 18% of total theatrical P&A, and individually contributed less than 5% of total theatrical revenue, and, in the aggregate, contributed less than 10% of total theatrical revenue.
     Home entertainment distribution and marketing costs on motion pictures and television product in fiscal 2008 of $246.1 million increased $41.3 million, or 20.2%, compared to $204.8 million in fiscal 2007. The increase in home entertainment distribution and marketing costs were mainly due to the increase in the volume and the size of marketing campaigns in fiscal 2008 compared to fiscal 2007 and increase in distribution costs associated with the increase in revenue. Home entertainment distribution and marketing costs as a percentage of home entertainment revenues was 38.1% and 38.2% in fiscal 2008 and fiscal 2007, respectively.
     International distribution and marketing expenses in fiscal 2008 included $42.4 million of distribution and marketing costs from Lionsgate UK, compared to $31.3 million in fiscal 2007.
General and Administrative Expenses
     The following table sets forth general and administrative expenses by segment for the fiscal year ended March 31, 2008 and 2007:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2008	2007	Amount	Percent
	(Amounts in millions)
General and Administrative Expenses
Motion Pictures	$43.0	$31.1	$11.9	38.3%
Television Production	6.7	3.7	3.0	81.1%
Corporate	69.4	56.0	13.4	23.9%

	$119.1	$90.8	$28.3	31.2%

General and administrative expenses as a percentage of revenue	8.8%	9.3%

     The increase in general and administrative expenses of the motion pictures segment of $11.9 million, or 38.3%, was primarily due to an increase in general and administrative expenses associated with our acquisitions, increases in salaries and related expenses and increases in other overhead costs primarily related to rents and facility expenses, offset by capitalized film production costs that were directly attributable to motion picture productions. The following table sets forth the change in general and administrative expenses for the motion pictures reporting segment for the fiscal year ended March 31, 2008 and 2007:

	Year	Year
	Ended	Ended	Increase
	March 31,	March 31,	(Decrease)
	2008	2007	(in millions)
General and Administrative Expenses Motion Pictures
Mandate Pictures (acquired September 2007)	$3.0	$—	$3.0
Maple Pictures (consolidated July 2007)	2.6	—	2.6
Lions Gate UK	5.5	4.1	1.4
Salaries and related expenses	25.6	20.0	5.6
Other overhead	9.7	9.5	0.2
Capitalized film production costs	(3.4)	(2.5)	(0.9)

	$43.0	$31.1	$11.9

     Capitalized film production costs, which increased $0.9 million in fiscal 2008 compared to $2.5 million in fiscal 2007, consisted of an increase of $0.5 million of film production costs associated with pictures produced by Mandate Pictures and the remaining $0.4 million was from other salaries and related expenses, and other general overhead cost increases directly attributable to motion picture productions.
     The increase in general and administrative expenses of the television production segment of $3.0 million, or 81.1%, was due to other general and administrative expense increases related to Debmar-Mercury of $1.6 million and an increase in other general overhead costs primarily related to salaries and related expenses and professional fees. In fiscal 2008, $3.9 million of television production overhead was capitalized compared to $3.4 million in fiscal 2007.
     The increase in corporate general and administrative expenses of $13.4 million, or 23.9%, was primarily due to an increase in salaries and related expenses of approximately $8.6 million, an increase in stock-based compensation of approximately $3.4 million, an increase in professional fees of approximately $0.4 million and an increase in other general overhead costs of approximately $1.0 million. The increase in salaries and related expenses of $8.6 million was partly due to higher salaries and increases in the number of full-time employees, and also included a $1.5 million special bonus related to the closing our theatrical slate participation agreement on May 25, 2007, as amended.
     The following table sets forth stock-based compensation expense (benefit) for the fiscal year ended March 31, 2008 and 2007:

	Year	Year
	Ended	Ended
	March 31,	March 31,	Increase (Decrease)
	2008	2007	Amount	Percent
	(Amounts in millions)
Stock-Based Compensation Expense (Benefit):
Stock options	$3.4	$2.6	$0.8	30.8%
Restricted share units	10.4	4.4	6.0	136.4%
Stock appreciation rights	(1.7)	1.7	(3.4)	(200.0%)

	$12.1	$8.7	$3.4	39.1%

     At March 31, 2008, as disclosed in Note 12 to the consolidated financial statements, there were unrecognized compensation costs of approximately $24.7 million related to stock options and restricted share units previously granted, including the first annual installment of share grants that were subject to performance targets, which will be expensed over the remaining vesting periods. At March 31, 2008, 828,542 shares of restricted share units have been awarded to four key executive officers, the vesting of which will be subject to performance targets to be set annually by the Compensation Committee of the Board of Directors of the Company. These restricted share units will vest in three, four, and five annual installments assuming annual performance targets have been met. The fair value of the 828,542 shares whose future annual performance targets have not been set was $8.1 million, based on the market price of our common shares as of March 31, 2008. The market value will be remeasured when the annual performance criteria are set and the value will be expensed over the remaining vesting periods once it becomes probable that the performance targets will be satisfied.

Depreciation, Amortization and Other Expenses (Income)
     Depreciation and amortization of $5.5 million in fiscal 2008 increased $1.8 million, or 48.6%, from $3.7 million in fiscal 2007, primarily due to purchases of property and equipment in fiscal 2007 of $8.3 million that were depreciated for an entire year in fiscal 2008 compared to $5.6 million in purchases in fiscal 2006.
     Interest expense of $29.9 million remained the same from the prior fiscal year. The following table sets forth the components of interest expense for fiscal 2008 and 2007:

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2008	2007
	(Amounts in millions)
Interest Expense
Cash Based:
Interest cost associated with credit facility	$1.5	$1.1
Contractual coupon rate on senior subordinated debentures	10.8	10.8
Other	0.6	2.2

	12.9	14.1

Non-Cash Based:
Amortization of discount on liability component of senior subordinated debentures	14.1	12.8
Amortization of deferred financing costs	2.9	3.0

	17.0	15.8

	$29.9	$29.9

     Interest and other income was $11.3 million for the fiscal year ended March 31, 2008, compared to $11.9 million for the fiscal year ended March 31, 2007. Interest and other income in fiscal 2008 was earned on the cash balance and available-for-sale investments held during fiscal 2008.
     Gain on sale of equity securities of $2.9 million for the fiscal year ended March 31, 2008 resulted primarily from the sale of shares in Magna Pacific (Holdings) Limited. Gain on sale of equity securities of $1.7 million for the fiscal year ended March 31, 2007 resulted from the sale of our investment of 4,033,996 common shares of Image Entertainment, Inc.
     Our equity interests in fiscal 2008 included a $5.4 million loss from our 33.33% equity interests in FEARnet, a $0.1 million loss from our 10% equity interest in Maple Pictures prior to July 18, 2007, a loss of $1.0 million from our 42% equity interest in Break.com, a $0.9 million loss from our 43% equity interest in Roadside, and a loss of $0.2 million from our 50% equity interest in Elevation. The equity interests in fiscal 2007 consisted of a $1.5 million loss from our 33.33% equity interests in FEARnet, a $1.0 million loss from our 18.8% equity interest (on a fully diluted basis) in CinemaNow, Inc., and a $0.1 million loss from our 10% equity interest in Maple Pictures.
     We had an income tax expense of $4.0 million, or (4.8%) of loss before income taxes in fiscal 2008, compared to an expense of $7.7 million, or 33.2%, of income before income taxes in fiscal 2007. The tax expense reflected in fiscal 2008 was primarily attributable to U.S. state taxes. Our actual annual effective tax rate differ from the statutory federal rate as a result of several factors, including changes in the valuation allowance against net deferred tax assets, non-temporary differences, foreign income taxed at different rates, and state and local income taxes. Income tax loss carryforwards amount to approximately $87.5 million for U.S. federal income tax purposes available to reduce income taxes over twenty years, $73.3 million for U.S. state income tax purposes available to reduce income taxes over future years with varying expirations, $21.6 million for Canadian income tax purposes available to reduce income taxes over 19 years with varying expirations, and $19.8 million for UK income tax purposes available indefinitely to reduce future income taxes.
     Net loss for the fiscal year ended March 31, 2008 was $87.4 million, or basic and diluted net loss per share of $0.74, on 118.4 million weighted average common shares outstanding. This compared to net income for the year ended March 31, 2007 of $15.5 million, or basic net income per share of $0.14, on 108.4 million weighted average common shares outstanding. Diluted net income per share for the year ended March 31, 2007 was $0.14 on 111.2 million weighted average common shares outstanding.
Liquidity and Capital Resources

     Our liquidity and capital resources are provided principally through cash generated from operations, issuance of subordinated notes, and our credit facility.
     Convertible Senior Subordinated Notes. October 2004 2.9375% Notes. In October 2004, Lions Gate Entertainment Inc., the Company’s wholly-owned subsidiary, (“LGEI”) sold $150.0 million of 2.9375% Convertible Senior Subordinated Notes (the “October 2004 2.9375% Notes”). The Company received $146.0 million of net proceeds after paying placement agents’ fees from the sale of $150.0 million of the October 2004 2.9375% Notes. Interest on the October 2004 2.9375% Notes is payable semi-annually on April 15 and October 15. The October 2004 2.9375% Notes mature on October 15, 2024. From October 15, 2009 to October 14, 2010, LGEI may redeem the October 2004 2.9375% Notes at 100.839%; from October 15, 2010 to October 14, 2011, LGEI may redeem the October 2004 2.9375% Notes at 100.420%; and thereafter, LGEI may redeem the notes at 100%.
     The holder may require LGEI to repurchase the October 2004 2.9375% Notes on October 15, 2011, 2014 and 2019 or upon a change in control at a price equal to 100% of the principal amount, together with accrued and unpaid interest through the date of repurchase. Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of the Company’s common shares on the effective date of the change in control. No make whole premium will be paid if the price of the Company’s common shares at such time is less than $8.79 per share or exceeds $50.00 per share.
     The holder may convert the October 2004 2.9375% Notes into the Company’s common shares prior to maturity only if the price of the Company’s common shares issuable upon conversion of a note reaches a specified threshold over a specified period, the trading price of the notes falls below certain thresholds, the notes have been called for redemption, a change in control occurs or certain other corporate transactions occur. In addition, under certain circumstances, if the holder converts their notes upon a change in control, they will be entitled to receive a make whole premium. Before the close of business on or prior to the trading day immediately before the maturity date, if the notes have not been previously redeemed or repurchased, the holder may convert the notes into the Company’s common shares at a conversion rate equal to 86.9565 shares per $1,000 principal amount of the October 2004 2.9375% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $11.50 per share.

     February 2005 3.625% Notes. In February 2005, LGEI sold $175.0 million of 3.625% Convertible Senior Subordinated Notes (“February 2005 3.625% Notes”). The Company received $170.2 million of net proceeds after paying placement agents’ fees from the sale of $175.0 million of the February 2005 3.625% Notes. Interest on the February 2005 3.625% Notes is payable at 3.625% per annum semi-annually on March 15 and September 15 until March 15, 2012 and at 3.125% per annum thereafter until maturity on March 15, 2025. LGEI may redeem all or a portion of the February 2005 3.625% Notes at its option on or after March 15, 2012 at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption.
     The holder may require LGEI to repurchase the February 2005 3.625% Notes on March 15, 2012, 2015 and 2020 or upon a change in control at a price equal to 100% of the principal amount, together with accrued and unpaid interest through the date of repurchase. Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of the Company’s common shares on the effective date of the change in control. No make whole premium will be paid if the price of the Company’s common shares at such time is less than $10.35 per share or exceeds $75.00 per share.
     The February 2005 3.625% Notes are convertible, at the option of the holder, at any time before the maturity date, if the notes have not been previously redeemed or repurchased, at a conversion rate equal to 70.0133 shares per $1,000 principal amount of the February 2005 3.625% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $14.28 per share. Upon conversion of the February 2005 3.625% Notes, the Company has the option to deliver, in lieu of common shares, cash or a combination of cash and common shares of the Company.
     In December 2008, LGEI repurchased $9.0 million of the February 2005 3.625% Notes for $5.3 million plus $0.1 million in accrued interest, resulting in a gain of $3.0 million.
     On April 20, 2009, LGEI entered into Refinancing Exchange Agreements with certain existing holders of the February 2005 3.625% Notes. Pursuant to the terms of the Refinancing Exchange Agreements, holders of the February 2005 3.625% Notes exchanged approximately $66.6 million aggregate principal amount of the February 2005 3.625% Notes for new 3.625% convertible senior subordinated notes in the same aggregate principal amount under a new indenture entered into by LGEI, the Company, as guarantor, and an indenture trustee thereunder.
     April 2009 3.625% Notes. As discussed above, in April 2009, LGEI issued approximately $66.6 million of the April 2009 3.625% Notes. The Company will pay interest on the April 2009 3.625% Notes on March 15 and September 15 of each year. The April 2009 3.625% Notes will mature on March 15, 2025. On or after March 15, 2015, the Company may redeem the April 2009 3.625% Notes, in whole or in part, at a price equal to 100% of the principal amount of the April 2009 3.625% Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption.
     The holder may require LGEI to repurchase the April 2009 3.625% Notes on March 15, 2015, 2018 and 2023 or upon a “designated event,” at a price equal to 100% of the principal amount of the April 2009 3.625% Notes to be repurchased plus accrued and unpaid interest. Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of the Company’s common shares on the effective date of the change in control. No make whole premium will be paid if the price of the Company’s common shares at such time is less than $5.36 per share or exceeds $50.00 per share.
     The April 2009 3.625% Notes may be converted into common shares of the Company at any time before maturity, redemption or repurchase. In addition, under certain circumstances upon a “change in control,” the holders of the April 2009 3.625% Notes will be entitled to receive a make whole premium. The initial conversion rate of the April 2009 3.625% Notes is 121.2121 common shares per $1,000 principal amount of the April 2009 3.625% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $8.25 per share. Upon conversion of the April 2009 3.625% Notes, the Company has the option to deliver, in lieu of common shares, cash or a combination of cash and common shares of the Company.
     Amended Credit Facility. In July 2008, we entered into an amended credit facility which provides for a $340 million secured revolving credit facility, of which $30 million may be utilized by two of our wholly owned foreign subsidiaries. The amended credit facility expires July 25, 2013 and bears interest at 2.25% over the “Adjusted LIBOR” rate. At March 31, 2009, we had borrowings of $255 million (March 31, 2008 — nil) under the credit facility. The availability of funds under the credit facility is limited by a borrowing base and also reduced by outstanding letters of credit, which amounted to $46.7 million at March 31, 2009. At March 31, 2009, there was $38.3 million available under the amended credit facility. We are required to pay a monthly commitment fee based upon 0.50% per annum on the total credit facility of $340 million less the amount drawn. This amended credit facility amends and restates our original $215 million credit facility. Obligations under the credit facility are secured by collateral (as defined) granted by us and certain of our subsidiaries, as well as a pledge of equity interests in certain of our subsidiaries. The amended credit facility contains a number of affirmative and negative covenants that, among other things, require us to satisfy certain financial covenants and restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase our stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Under the credit facility, the Company may also be subject to an event of default upon a “change in control” (as defined in the credit facility) which, among other things, includes a person or group acquiring ownership or control in excess of 20% of our common stock.
     Theatrical Slate Participation. On May 29, 2009, LGEI and LGF terminated our theatrical slate participation arrangement with Pride. The arrangement was evidenced by, among other documents, that certain Master Covered Picture Purchase Agreement between LGF and FilmCo and the FilmCo Operating Agreement for FilmCo by and between LGEI and Pride, each dated as of May 25, 2007 and amended on January 30, 2008. Under the arrangement, Pride contributed, in general, 50% of our production, acquisition, marketing and distribution costs of theatrical feature films and participated in a pro rata portion of the pictures’ net profits or losses similar to a co-production arrangement based on the portion of costs funded.. Amounts provided from Pride were reflected as a participation liability. In late 2008, the administrative agent for the senior lenders under Pride’s senior credit facility took the position, among others, that the senior lenders did not have an obligation to continue to fund under the senior credit facility because the conditions precedent to funding set forth in the senior credit facility could not be satisfied. The Company was not a party to the credit facility. Consequently, Pride did not purchase the pictures The Spirit, My Bloody Valentine 3-D and Madea Goes To Jail. Thereafter, on April 20, 2009, after failed attempts by us to facilitate a resolution, we gave FilmCo and Pride notice that FilmCo, through Pride’s failure to make certain capital contributions, was in default of the Master Picture Purchase Agreement. On May 5, 2009, the representative for the Pride equity and the Pride mezzanine investor responded that the required amount was fully funded and that it had no further obligations to make any additional capital contributions. Consequently, on May 29, 2009, we gave notice of termination of the Master Picture Purchase Agreement.
     Although we will no longer receive financing as provided from the participation of Pride in our films, we do not believe this will have a material adverse effect to our business.
     Société Générale de Financement du Québec. On July 30, 2007, the Company entered into a four-year filmed entertainment slate participation agreement with Société Générale de Financement du Québec (“SGF”), the Québec provincial government’s investment arm. SGF will provide up to 35% of production costs of television and feature film productions produced in Québec for a four-year period for an aggregate participation of up to $140 million, and we will advance all amounts necessary to fund the remaining budgeted costs. The maximum aggregate of budgeted costs over the four-year period will be $400 million, including our portion, but no more than $100 million per year. In connection with this agreement, we and SGF will proportionally share in the proceeds derived from the productions after we deduct a distribution fee, recoup all distribution expenses and releasing costs, and pay all applicable third party participations and residuals. Under the terms of the arrangement $35 million is available through July 30, 2009, $35 million is available during the twelve-month period ended July 30, 2010 and $35 million is available during the twelve-month period ended July 30, 2011 to be provided by SGF.
     Filmed Entertainment Backlog. Backlog represents the amount of future revenue not yet recorded from contracts for the licensing of films and television product for television exhibition and in international markets. Backlog at March 31, 2009 and 2008 is $499.5 million and $437.4 million, respectively.
     Cash Flows Provided by/Used in Operating Activities. Cash flows used in operating activities for the year ended March 31, 2009 were $101.9 million, compared to cash flows provided by operating activities for the year ended March 31, 2008 of $89.2 million, and cash flows provided by operating activities for the year ended March 31, 2007 of $59.7 million. The increase in cash used in operating activities in fiscal 2009 as compared to fiscal 2008 was primarily due to increases in investment in films and television programs, decreases in cash provided by changes in accounts payable and accrued liabilities, participations and residuals, and a higher net loss generated in the year ended March 31, 2009, offset by decreases in accounts receivable, increases in film obligations, and a higher amortization of films and television programs. The change in cash provided by operating activities in fiscal 2008 as compared to fiscal 2007 was primarily due to the net loss incurred in the year ended March 31, 2008, increases in accounts receivables and increases in investment in film, offset by increases in amortization expense, and increases in participations and residuals.
     Cash Flows Provided by/Used in Investing Activities. Cash flows used in investing activities of $298.6 million for the year ended March 31, 2009 consisted of $243.2 million for the acquisition of TV Guide Network, $8.7 million for purchases of property and equipment, $18.0 million for the investment in equity method investees and $25.0 million for increases in loans made to a third party producer and $3.8 million for an increase in loans made to Break.com. Cash flows provided by investing activities of $201.3 million for the year ended March 31, 2008 consisted of net proceeds from the sale of $237.4 million of auction rate securities and $19.3 million in net proceeds from the sale of equity securities, offset by $3.6 million for purchases of property and equipment, $6.5 million for the investment in equity method investees, $3.0 million for a note receivable from Break.com and $41.2 million for the acquisition of Mandate Pictures, net of unrestricted cash. Cash flows used in investing activities of $107.6 million in the year ended March 31, 2007 consisted of net purchases of $70.0 million of investments available-for-sale, $8.3 million for purchases of property and equipment, $24.1 million for the acquisition of Debmar-Mercury, net of cash acquired, and $5.1 million for the investment in FEARnet.
     Cash Flows Provided by Financing Activities. Cash flows provided by financing activities of $171.6 million for the year ended March 31, 2009 resulted from borrowings under our credit facility of $255 million, increased production obligations of $189.9 million and the exercise of stock options of $2.9 million, offset by $222.0 million repayment of production obligations, $45.0 million paid for the repurchase of our common shares, $3.7 million paid for tax withholding requirements associated with our equity awards, and $5.4 million paid for the redemption of $9.0 million of our subordinated notes and other financing obligations. Cash flows provided by financing activities of $28.4 million in the year ended March 31, 2008 consisted of cash received from borrowings and the exercise of stock options of $167.4 million, offset by $97.1 million repayment of production obligations, repayment of $14.3 million of debt assumed from the Mandate Pictures acquisition, $22.3 million paid for the repurchase of our common shares and $5.3 million paid for tax withholding requirements associated with our equity awards. Cash flows provided by financing activities of $52.4 million in the year ended March 31, 2007 consisted of cash received from borrowings and the exercise of stock options of $101.4 million, offset by $49.0 million repayment of production obligations.
     Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. We believe that cash flow from operations, cash on hand, credit facility availability, tax-efficient financing and available production financing will be adequate to meet known operational cash requirements for the foreseeable future, including the funding of future film and television production, film rights acquisitions and theatrical and video release schedules. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.
     Our current financing strategy is to fund operations and to leverage investment in films and television programs through our cash flow from operations, our credit facility, single-purpose production financing, government incentive programs, film funds, and distribution commitments. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing.
     Future commitments under contractual obligations as of March 31, 2009 are as follows:

	Year Ended March 31,
	2010	2011	2012	2013	2014	Thereafter	Total
Future annual repayment of debt and other financing obligations as of March 31, 2009
Bank loans	$—	$—	$—	$—	$255,000	$—	$255,000
Production obligations(1)	96,833	65,157	29,988	—	23,733	—	215,711
Interest payments on subordinated notes and other financing obligations	11,494	11,437	9,173	3,032	2,936	3,821	41,893
Subordinated notes and other financing obligations (2)	826	883	250,363	4,726	1,078	73,840	331,716

	$109,153	$77,477	$289,524	$7,758	$282,747	$77,661	$844,320
Contractual commitments by expected repayment date
Film obligations(1)	$88,814	$—	$—	$—	$—	$—	$88,814
Distribution and marketing commitments (3)	40,989	25,200	—	—	—	—	66,189
Minimum guarantee commitments (4)	77,619	67,233	7,500	1,000	—	—	153,352
Production obligation commitments (4)	21,702	75,695	—	—	—	—	97,397
Operating lease commitments	11,966	11,364	7,564	5,546	5,171	3,642	45,253
Other contractual obligations	19,808	221	185	—	—	—	20,214
Employment and consulting contracts	32,958	18,806	7,529	1,700	1,193	—	62,186

	$293,856	$198,519	$22,778	$8,246	$6,364	$3,642	$533,405

Total future commitments under contractual obligations	$403,009	$275,996	$312,302	$16,004	$289,111	$81,303	$1,377,725

(1)	Film and production obligations include minimum guarantees, theatrical marketing obligations and production obligations as disclosed in Note 9 of our consolidated financial statements. Repayment dates are based on anticipated delivery or release date of the related film or contractual due dates of the obligation.

(2)	Subordinated notes and other financing obligations reflect the principal amounts of our October 2004 2.9375% Notes and our February 2005 3.625% Notes and other financing obligations with a carrying amount of

$15.7 million as of March 31, 2009. The combined carrying value of our subordinated notes was $265.8 million as of March 31, 2009. The difference between the carrying value and the principal amounts is being amortized as a non-cash charge to interest expense over the expected life of the Notes.

(3)	Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which we will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(4)	Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for future delivery. Production obligation commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production obligation liability. Future payments under these obligations are based on anticipated delivery or release dates of the related film or contractual due dates of the obligation. The amounts include future interest payments associated with the obligations.
Off-Balance Sheet Arrangements
     We do not have any transactions, arrangements and other relationships with unconsolidated entities that will affect our liquidity or capital resources. We have no special purpose entities that provided off-balance sheet financing, liquidity or market or credit risk support, nor do we engage in leasing, hedging or research and development services, that could expose us to liability that is not reflected on the face of our consolidated financial statements.